Rand Logistics, Inc.

RAND LOGISTICS EXPECTS TO MEET TOP END OF PREVIOUSLY PROVIDED FISCAL YEAR 2010 EARNINGS GUIDANCE

New York, NY – May 6, 2010 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) announced today that its operating income before depreciation, amortization and a one-time $0.4 million loan amendment fee, for the year ended March 31, 2010, will be approximately $21 million, which is at the top end of the guidance that management previously provided. In addition, for the year ended March 31, 2010, cash interest expense and combined capital and dry-dock expenditures equaled approximately $5.1 million and $8.9 million, respectively. Fiscal 2010 capital expenditures included $1.7 million incurred in Q1 of FY2010, related to the completion of prior year capital expenditure projects.

Laurence S. Levy, Chairman and CEO of Rand, stated, “We are very pleased with our preliminary full year results, particularly considering that volumes of certain commodities transported on the Great Lakes were down by 30% to 50% in 2009, versus the prior year. We intend to continue to use the excess free cash flow that the business is generating to repay debt and to invest in high return on invested capital projects that maximize the operating efficiency of our vessels.”

With regard to the 2010 sailing season, Scott Bravener, President of Lower Lakes, stated, “Thus far in the 2010 sailing season, vessel sailing days have improved meaningfully as compared to last year. This improvement is a result of increased demand for certain commodities that we carry and new business secured this past winter.”

Rand Logistics will be releasing its audited results for the year ended March 31, 2010 on Wednesday, June 16, 2010, and will host a conference call to provide greater detail on its results at that time.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 25, 2009.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, including eight River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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